Exhibit 4.7

CERTIFICATE OF DESIGNATION

OF

BROADWAY FINANCIAL CORPORATION

FOR

SERIES C NONCUMULATIVE PERPETUAL

CONVERTIBLE PREFERRED STOCK

BROADWAY FINANCIAL CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) thereof,

HEREBY CERTIFIES:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the Board of Directors on January 24, 2006 duly adopted the following resolution creating a series of preferred stock to be designated “Series C Noncumulative Perpetual Convertible Preferred Stock” and to consist of 76,950 shares:

WHEREAS, the Certificate of Incorporation of Broadway Financial Corporation, a Delaware corporation (the “Company”), provides that the Company shall have authority to issue up to 1,000,000 shares of Preferred Stock; and

WHEREAS, the Certificate of Incorporation of the Company provides that the Board of Directors is authorized to fix by resolution the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including without limitation the voting rights, the dividend rate and the liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series.

NOW, THEREFORE, BE IT RESOLVED, that the designation, powers, preferences and relative, participating, optional and other special rights of the Series C Noncumulative Perpetual Convertible Preferred Stock and the qualifications, limitations and restrictions thereof, are as set forth below:

Section 1.                                           Designation and Rank.  There is hereby established a series of shares of Preferred Stock, which series of Preferred Stock shall be designated as the “Series C Noncumulative Perpetual Convertible Preferred Stock” (the “Series C Preferred Stock”).  The authorized number of shares of Series C Preferred Stock shall be 76,950.  Each share of Series C Preferred Stock shall have a par value of $0.01 per share and a liquidation preference of $13.00 per share as hereinafter provided.

The Series C Preferred Stock shall be subordinate to all indebtedness of the Company.  The Series C Preferred Stock shall be superior and prior in rank to the Common Stock and to all other Junior Stock to the extent set forth herein with respect to the declaration and payment of dividends and to distributions upon the liquidation, dissolution or winding up of the affairs of the Company.  The Series C Preferred Stock shall rank on a parity with the Noncumulative Perpetual Preferred Stock, Series B, and the Series A Noncumulative Perpetual Preferred Stock and with all other parity stock to the extent set forth herein with respect to the declaration and payment of dividends and to distributions upon the liquidation, dissolution or winding up of the affairs of the Company. “Junior Stock” is defined for this purpose to mean the Common Stock and any other classes or series of equity securities of the Company not expressly designated as being on a parity with, or senior to, the Series C Preferred Stock.  The Company shall have the power to create and issue additional Preferred Stock or other classes of stock ranking on parity with, but not superior or prior in rank in any respect to, the Series C Preferred Stock (“parity stock”), or that constitute Junior Stock, without any approval or consent of the Series C Preferred Stock.

The number of shares of Series C Preferred Stock may be increased or decreased from time to time by action of not less than a majority of the members of the Board of Directors then in office; provided, that no decrease effected solely through such action of the Board of Directors shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, if any, to purchase shares of Series C Preferred Stock, or upon the conversion of any outstanding securities issued by the Company that are convertible into shares of Series C Preferred Stock.

Section 2.                                           Dividends.

A.                                    Payment of Dividends.  The holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, noncumulative semiannual cash dividends at an annual rate equal to 5% (the “Series C Dividend Rate”) of the $13.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) liquidation preference of such stock.  Dividends on the Series C Preferred Stock (other than with respect to the Series C Initial Dividend Period, as defined below), shall be payable, if declared, in semiannual installments as of the thirty-first (31st) day of January and July of each year, or, if such day is not a business day, then on the next business day, to holders of record as of a date to be fixed by the Board of Directors of the Company not more than 60 days prior to the date any such dividend is paid.  The initial period for dividends (the “Series C Initial Dividend Period”) shall commence on the date of initial issuance of the Series C Preferred Stock and shall end on and include June 30, 2006, and such dividend shall be payable as of July 31, 2006.  Thereafter, semiannual dividend periods (each a “Series C Dividend Period,” which term also includes the Series C Initial Dividend Period) shall commence on and include January 1 and July 1 of each year and shall end on and include the day immediately preceding the commencement of the next following Series C Dividend Period.

The amount of dividends per share for each full Series C Dividend Period shall be computed by dividing by two (2) an amount equal to (i) the amount of the liquidation preference of such share, (ii) multiplied by the Series C Dividend Rate.  Dividends for any period of less than a full six (6) months shall be computed on the basis of a 360-day year composed of twelve 30 day months and the actual number of days elapsed in such period.

B.                                    Dividends Noncumulative.  Dividends on the shares of Series C Preferred Stock shall be noncumulative.  Accordingly, if a dividend on the shares of Series C Preferred Stock with respect to any Series C Dividend Period is not declared by the Board of Directors, then the

Company shall not be obligated at any time to pay a dividend on the shares of Series C Preferred Stock in respect of such Series C Dividend Period, whether or not dividends are declared and paid in respect of any subsequent Series C Dividend Period.

C.                                    Priority as to Dividends.  Unless full cash dividends on the Series C Preferred Stock for a Series C Dividend Period have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart), no full dividends may be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with the Series C Preferred Stock for any period.  When cash dividends are not paid in full (or declared and a sum sufficient for such full payment so set apart) upon the Series C Preferred Stock or any series ranking, as to dividends, on a parity with the Series C Preferred Stock, no dividends may be declared on any series of stock ranking, as to dividends, junior to the Series C Preferred Stock and all dividends declared upon shares of Series C Preferred Stock and any such parity stock shall be declared pro rata based upon the respective amounts that would have been paid thereon had dividends been paid in full.

Unless (i) full cash dividends on the Series C Preferred Stock have been declared and paid or set apart for payment for the two (2) most recent Series C Dividend Periods and (ii) the Company has declared a cash dividend on the Series C Preferred Stock at the Series C Dividend Rate for the current Series C Dividend Period and sufficient funds have been set apart for the payment of such cash dividend, the Company may not declare or pay or set apart any funds for payment of any dividends (other than dividends payable in Junior Stock) or make any other distribution upon Junior Stock or redeem, purchase or otherwise acquire any Junior Stock for any consideration (and no monies may be paid to or made available for a sinking fund for the redemption of any shares of any such stock).

Section 3.                                           Liquidation Preference.

A.                                    Liquidating Distributions.  Upon liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series C Preferred Stock shall be entitled to receive payment in full out of the assets of the Company, including its capital, $13.00 per share of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) plus any dividends that have been declared but remain unpaid as of such date (the “Liquidation Amount”), before any amount shall be paid or distributed among the holders of the Common Stock or other Junior Stock.

If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series C Preferred Stock and all other outstanding parity stock cannot be paid in full, the holders of each series of such stock shall share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled.

After payment of the full preferential amount to which they are entitled upon any liquidation, dissolution or winding up, the holders of the Series C Preferred Stock shall have no right or claim to any of the remaining assets of the Company.

B.                                    Consolidation, Merger or Certain Other Actions.  The merger or consolidation of the Company into or with any other company or the merger of any other company into it, or the sale, lease or conveyance of all or part of the assets of the Company, shall not be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the Company.

Section 4.                                           Conversion.

The holders of the Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

A.                                    Right to Convert.

1.                                      Conversion Ratio.  Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock (which shall have the same voting, dividend and other rights as the greatest of such rights granted by the Company with respect to any share of Common Stock) as is determined by dividing the Liquidation Amount by the Series C Conversion Price (as defined below) in effect at the time of conversion.  The “Series C Conversion Price” shall initially be equal to $13.00.   Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

2.                                      Adjustment for Stock Splits and Combinations.   If the Company shall at any time or from time to time after the date of this Certificate of Designation effect a subdivision of the outstanding Common Stock, the Series C Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Company shall at any time or from time to time after the date of this Certificate of Designation combine the outstanding shares of Common Stock, the Series C Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

3.                                      Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable in such event to the holders of Series C Preferred Stock.

4.                                      Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Company.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

B.                                    Mechanics of Conversion.

1.                                      Notice of Conversion.  In order for a holder of Series C Preferred Stock to convert shares of Series C Preferred Stock into shares of Common Stock, such holder shall deliver to the Company’s transfer agent (or the Company if the Company serves as its own transfer agent for the Series C Preferred Stock) written notice (“Notice of Conversion”) that such holder elects to convert all or any number of the shares of the Series C Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  A Notice of Conversion shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  The close of business on the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent for the Series C Preferred Stock) of such Notice of Conversion shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  As soon as reasonably practicable following the Conversion Time and in any event within three business days following the Conversion Time, the holder of Series C Preferred Stock shall surrender the certificate or certificates for such shares of Series C Preferred Stock (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent for the Series C Preferred Stock).  If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or written instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or such holder’s attorney duly authorized in writing.  The Company shall, as soon as practicable after the Conversion Time, and in no event later than the third business day following the Conversion Time, issue and deliver or cause its transfer agent to issue and deliver to such holder of Series C Preferred Stock, or to such holder’s nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof,  a certificate for the number (if any) of the shares of Series C Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and cash as provided in subsection 4.A.3 above in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and payment of any declared but unpaid dividends on the shares of Series C Preferred Stock converted.  In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, upon request of a holder of Series C Preferred Stock, the Company shall, if then possible, cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to such holder by crediting the account of holder’s prime broker with Depository Trust Company through its Deposit Withdrawal Agent Commission system.

2.                                      Effect of Conversion.  All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.  Any shares of Series C Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

3.                                      Taxes.  The Company shall pay any and all issue and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of Common Stock to the registered holder thereof pursuant to conversion of the Series C Preferred Stock.  The Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

Section 5.                                           Redemption.

1.                                      Notice of Redemption.  The shares of the Series C Preferred Stock shall not be redeemable at the option of the holders thereof.  The shares of the Series C Preferred Stock shall be redeemable, in whole but not in part, at the option of the Company upon sixty days prior written notice at any time.  The Company shall, not less than sixty days prior to each such redemption, mail a written notice to the holder of record of the Series C Preferred Stock to be redeemed as provided herein, which notice shall state: (i) the number of shares of Series C Preferred Stock held by the holder according to the stock ledger of the Company and (ii) the redemption date and the redemption price.  On or before the redemption date, each holder of the Series C Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.  If the redemption notice is duly given, and upon the redemption date the redemption price is paid to the holder or set apart for that purpose, then notwithstanding the fact that the certificate representing any shares of the Series C Preferred Stock so called for redemption shall not have been surrendered, all rights and privileges with respect to such shares shall cease and terminate on such redemption date, except only the right of the holder thereof to receive the applicable redemption price.  The per share redemption price to be paid to any holder of Series C Preferred Stock upon any redemption at the option of the Company as provided herein shall be an amount equal to the product of (a) the Adjustment Factor multiplied by (b) the Liquidation Amount applicable to the shares to be redeemed as of the date of such redemption.  The “Adjustment Factor” shall be (a) 1.03 in the case of a notice of redemption given prior to April 1, 2007, (b) 1.02 in the case of a notice of redemption given prior to April 1, 2008, (c) 1.01 in the case of a notice of redemption given prior to April 1, 2009, and (d) 1.00 in the case of a notice of redemption given on or following April 1, 2009.

2.  Primacy of Conversion.  Notwithstanding anything to the contrary contained in this Section 5, holders may convert all or any part of their Series C Preferred Stock into Common Stock at the Conversion Price by delivering a Notice of Conversion to the Company at any time prior to any applicable effective time of redemption of such Series C Preferred Stock.

Section 6.                                           Notices; Record Owners.

The Company shall be entitled to treat the holder of record of the Series C Preferred Stock as the owner of such Series C Preferred Stock for all purposes.  Any notice given by the Company to the holders of the Series C Preferred Stock shall be deemed to be properly given if sent by registered, certified or first class mail, postage prepaid, to the holder’s address as shown on the records of the Company.

The Company shall provide each holder of Series C Preferred Stock with notice of any meeting of the holders of Common Stock (and copies of proxy materials and all other information sent to stockholders) concurrent with the delivery thereof to the holders of Common Stock.  Without limiting the generality of the foregoing, if the Company takes a record of its holders of Common Stock for the purpose of determining stockholders entitled to (a) receive payment of any dividend (excluding the Company’s regular quarterly dividend payments) or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Company, the Company shall mail a notice to each holder of Series C Preferred Stock, concurrent with the delivery of any notice to the holders of Common Stock, of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

Section 7.                                           Voting Rights.

Except for any voting rights required by applicable law or as set forth below, the holders of the Series C Preferred Stock shall not be entitled to vote as a separate class, or with the Common Stock, on any matters presented for action by the holders of the Common Stock or other securities of the Company.

So long as any Series C Preferred Stock is outstanding and unless the consent or approval of a greater number of shares is then required by law or regulation, the Company may not, without the affirmative vote or consent of the holders of a majority of all outstanding shares of Series C Preferred Stock voting as a separate class, amend or otherwise alter or repeal any provision of the Company’s Certificate of Incorporation, including any amendments thereto, which would materially and adversely affect the rights, preferences, powers or privileges of the Series C Preferred Stock, including any amendment which would (i) authorize, create, issue or increase the authorized or issued amount of any class or series of any equity securities of the Company ranking senior or prior thereto as to dividends or, upon liquidation, dissolution or winding up of the Company, or (ii) authorize, create, issue or increase any warrants, options or other rights convertible or exchangeable into or evidencing a right to purchase any amount of any such class or series.

Section 8.                                           Reserved Amount.

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the full conversion of all outstanding Series C Preferred Stock and issuance of the shares of Common Stock in connection therewith.

Section 9.                                           No Sinking Fund.

No sinking fund shall be established for the retirement or redemption of shares of Series C Preferred Stock.

Section 10.                                    Preemptive Rights.

No holder of shares of Series C Preferred Stock shall have any preemptive rights in respect of any shares of the Company that may be issued.

Section 11.                                    No Other Rights.

The shares of Series C Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional or other special rights except as set forth in the Certificate of Incorporation of the Company, including this Certificate of Designation or as otherwise required by law.

Section 12.                                    Compliance with Applicable Law.

Payments by the Company to holders of Series C Preferred Stock in respect of dividends or the redemption of shares of Series C Preferred Stock shall be subject to any restrictions and limitations placed on capital distributions by the Company under applicable law and regulations.

IN WITNESS WHEREOF, said Broadway Financial Corporation has caused this Certificate of Designation to be duly executed by Paul C. Hudson, its President and Chief Executive Officer, this 4th day of April, 2006.

BROADWAY FINANCIAL CORPORATION

By	/s/ Paul C. Hudson
Paul C. Hudson
President and Chief Executive Officer